Exhibit 10.10
Compensation for Independent Members of the Board of Directors

Compensation Element	Description
Initial Term	Directors will serve an initial three-year term
Cash Compensation
Directors will receive annual cash compensation of $60,000, inclusive of Board and committee meeting attendance fees. The Audit Committee and Compensation Committee Chair roles will receive an additional retainer of $10,000 for Audit and $6,000 for Compensation.

Stock Options	Directors will receive options with an annual grant value of $90,000. Options will time vest annually over three years (i.e. 1/3, 1/3, 1/3).
Investment	Directors will hold a minimum of $250,000 in Rexnord stock within five years of appointment (including vested options)
Expenses	Rexnord will reimburse Directors for all reasonable out-of-pocket expenses related to their duties as a Director.
D&O Insurance	Rexnord will maintain D&O insurance of at least $50 million annually.
Indemnification	Rexnord will indemnify Directors to the fullest extent allowed by law.